Exhibit 10.18

INTELLECTUAL PROPERTY TRANSFER PURCHASE AGREEMENT

THIS AGREEMENT, is made this 18th day of June, 2009 between GlynnTech, Inc., having its principal place of business at 6 Minneakoning Road, Flemington, NJ 08822 (“GTI”) and SpeechSwitch, Inc., having its principal place of business at 6 Minneakoning Road, Flemington, NJ 08822 (“SSI”).

WITNESSETH:

WHEREAS, GTI is the owner of inventions and technology relating to Drug Delivery Systems such as intravenously delivered cancer Drug Delivery Systems;

WHEREAS, SSI is acquiring various technologies for its Kenergy Scientific Group and desires to acquire said inventions and technology (hereinafter the “INTELLECTUAL PROPERTY”);

NOW, THEREFORE, the parties agree as follows:

ARTICLE  1  -  DEFINITIONS

1.01  The following terms as used in this AGREEMENT shall have the meanings set forth in this Article:

(a.) “INTELLECTUAL PROPERTY” shall mean United States Patent Application No.11/599,871, entitled “Drug Delivery Device With Sliding Valve And Methodology” filed on 15 November 2006; United States Patent Application No. 11/637,275 entitled “Drug Delivery Device and Methodology”, filed on 11 December 2006; any continuing and related patent applications;  three years of development work;  a prototype, numerous CAD drawings of various embodiments, risk analysis and development pre-FDA filing history.

(b.) “BENCHMARK” shall mean the date upon which the first of any pending patent applications of the Intellectual Property, becomes an issued patent.

(c.) “TERRITORY” shall mean the entire world.

ARTICLE  2  -  ASSIGNMENT

2.01  GTI hereby transfers and assigns throughout the TERRITORY its entire right, title and interest in the INTELLECTUAL PROPERTY to SSI.

2.02  GTI represents that it has full, encumbered authority to transfer and assign the INTELLECTUAL PROPERTY to SSI.

ARTICLE  3  -  CONSIDERATION

3.01  SSI agrees to pay GTI a total maximum of $425,000.00 for the INTELLECTUAL PROPERTY, according to the following schedule:

(a.) At the time of signing this Agreement, $300,000.00 in Notes (three Notes of $100,000.00 each) interest free and due and payable one year from the date of this Agreement;

(b.) Upon issuance of the first of any United States Patents from the INTELLECTUAL PROPERTY, a single Note in the amount of $125,000.00 interest free and due and payable one year from the date of said issuance of a United States Patent.  It is understood that if no patent issues, then the total purchase price hereunder is reduced to $300,000.00 as set fourth in subparagraph (a) immediately above.

3.02  If SSI does not make the payments if and when due under this AGREEMENT, GTI may give written notice to SSI requesting SSI to make such payment.  If SSI does not make such payment as is then due within thirty (30) days after receipt of such notice, then GTI may pursue collection in any manner it may desire.

ARTICLE  4  -  WARRANTIES

4.01  SSI and GTI each warrants and represents to the other that it has the full right, authority, power to enter into this AGREEMENT, and that it is not aware of any  impediment which would inhibit its ability to perform the terms and conditions imposed  on it by this AGREEMENT.

4.02  GTI warrants and represents that it has the entire right, title and interest in and to the GTI INTELLECTUAL PROPERTY; that to the best of its knowledge there are no known outstanding claims or licenses or other encumbrances upon such GTI INTELLECTUAL PROPERTY;  and that it is not in the possession of any information which would, in its opinion, render any claims of the GTI INTELLECTUAL PROPERTY invalid and/or unenforceable.

4.03  GTI warrants and represents that it had disclosed all information in its possession or control which, in its opinion, would be material to SSI entering into this AGREEMENT, and to the best of its knowledge such information does not contain any untrue statements of a material fact of omit to state a material fact.

ARTICLE  5  -  MISCELLANEOUS

5.01  This AGREEMENT sets forth the entire agreement and understanding between GTI and SSI and supercedes all previous agreements whether written or oral. No modification or amendment of this AGREEMENT shall be of any force of effect unless it is in writing and signed by both GTI and SSI.

5.02  Neither party may sell, assign, transfer, or otherwise convey any of its rights or or delegate any of its duties under this AGREEMENT without the prior written consent  of the other, which consent will not be unreasonably withheld, except to a corporation  which has succeeded to substantially all the business and assets of the assignor and  assumed in writing its obligations under this AGREEMENT or to a corporation surviving a merger or consolidation to which the party to this AGREEMENT is a party. This AGREEMENT shall be binding upon and inure to the benefit of the parties hereto and such respective successors and assigns.  Any attempted sale, assignment, transfer, conveyance, or delegation in violation of this Section 5.02 shall be null and void.

5.03  If a court of competent jurisdiction holds that a particular provision or requirement of this AGREEMENT is in violation of any law or otherwise invalid or unenforceable and from which no appeal has been taken or can be taken, such provision or requirement shall not be enforced to the extent that it is in violation of such law or is otherwise invalid or unenforceable;  and all other provisions and requirements of this AGREEMENT shall remain in full force and effect.

5.04  This AGREEMENT shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

5.05  This AGREEMENT has been prepared jointly and shall not be strictly construed against either party hereto.

5.06  All titles and captions in this AGREEMENT are for convenience only and shall not be of any meaning or substance.

ARTICLE  6  -  NOTICES

6.01  Any legal notice required or permitted hereunder shall be considered properly given if in writing and sent by registered or certified mail, return receipt requested, or  delivered personally to the party being notified at the respective address of such party as follows:

If to GTI:	GlynnTech, Inc.
6 Minneakoning Road
Flemington, NJ 08822

If to SSI:	SpechSwitch, Inc.
6 Minneakoning Road
Flemington, NJ 08822

Such notices shall be effective upon receipt.

IN WITNESS WHEREOF, this AGREEMENT has been executed in duplicate by duly authorized representative of SSI and GTI upon the dates set forth below.

SpeechSwitch, Inc.		GlynnTech, Inc.

By:	/s/ Kenneth P Glynn	By:	/s/ Alex Glynn

Name:	Kenneth P. Glynn, President	Name:	Alex Glynn, Vice President

Date:	June 18, 2009	Date:	June 18, 2009